Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

January 14, 2019 and the Prospectus dated July 17, 2017

Registration No. 333-219323

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	4.200% Senior Notes due 2021 (the “2021 Notes”), 5.100% Senior Notes due 2024 (the “2024 Notes”) and 5.650% Senior Notes due 2029 (the “2029 Notes” and, together with the 2021 Notes and the 2024 Notes, the “Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	January 14, 2019

Settlement Date:	January 17, 2019 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-219323)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp. Loop Capital Markets LLC MUFG Securities Americas Inc. Mischler Financial Group, Inc. The Williams Capital Group, L.P.

Terms Applicable to

4.200% Senior Notes due 2021

Aggregate Principal Amount:	$500,000,000. The 2021 Notes offered hereby will constitute a further issuance of the 4.200% Senior Notes due 2021, of which $1,000,000,000 aggregate principal amount was issued on November 6, 2018 (the “Existing 2021 Notes”). The 2021 Notes will form a single series with, and have the same terms, other than the initial offering price and the issue date, as the Existing 2021 Notes. Upon settlement, the 2021 Notes will have the same CUSIP number and will trade interchangeably with the Existing 2021 Notes. Immediately after giving effect to the issuance of the 2021 Notes offered hereby, an aggregate principal amount of $1,500,000,000 of 4.200% Senior Notes due 2021 will be outstanding.

Final Maturity Date:	November 6, 2021

Public Offering Price:	100.029%, plus accrued interest from, and including, November 6, 2018 to, but excluding, the issue date totaling $4,141,666.67

Benchmark Treasury:	2.500% due December 31, 2020

Benchmark Treasury Price and Yield:	99-29 3⁄4; 2.537%

Spread to Benchmark Treasury:	+165 bps

Yield to Maturity:	4.187%

Coupon:	4.200%

Interest Payment Dates:	May 6 and November 6 of each year, commencing on May 6, 2019

Day Count Convention:	30 / 360

Optional Redemption:	Prior to maturity, make-whole call at T+20 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X CP9 / US 37045XCP96

Terms Applicable to

5.100% Senior Notes due 2024

Aggregate Principal Amount:	$1,500,000,000

Final Maturity Date:	January 17, 2024

Public Offering Price:	99.786%, plus accrued and unpaid interest, if any, from January 17, 2019

Benchmark Treasury:	2.625% due December 31, 2023

Benchmark Treasury Price and Yield:	100-15; 2.524%

Spread to Benchmark Treasury:	+262.5 bps

Yield to Maturity:	5.149%

Coupon:	5.100%

Interest Payment Dates:	July 17 and January 17 of each year, commencing on July 17, 2019

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the Par Call Date, make-whole call at T+40 bps Par Call on or after December 17, 2023 (the date that is one month prior to the final maturity date)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X CR5 / US37045XCR52

Terms Applicable to

5.650% Senior Notes due 2029

Aggregate Principal Amount:	$500,000,000

Final Maturity Date:	January 17, 2029

Public Offering Price:	99.955%, plus accrued and unpaid interest, if any, from January 17, 2019

Benchmark Treasury:	3.125% due November 15, 2028

Benchmark Treasury Price and Yield:	103-19; 2.706%

Spread to Benchmark Treasury:	+295 bps

Yield to Maturity:	5.656%

Coupon:	5.650%

Interest Payment Dates:	July 17 and January 17 of each year, commencing on July 17, 2019

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the Par Call Date, make-whole call at T+45 bps Par Call on or after October 17, 2028 (the date that is three months prior to the final maturity date)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X CS3 / US37045XCS36

* Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc., Attn: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847; J.P. Morgan Securities LLC, 383 Madison Avenue, 6th Floor, New York, New York 10179, Attn: High Grade Syndicate Desk, Telephone: (212) 834-4533; RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281, Toll-Free Number: (866) 375-6829, Fax: (212) 658-6137, Email: rbcnyfixedincomeprospectus@rbccm.com, Attn: Transaction Management; Scotia Capital (USA) Inc., 250 Vesey Street, New York, New York 10281, Attn: Debt Capital Markets, Toll free at 1-800-372-3930; SMBC Nikko Securities America, Inc., 277 Park Avenue, New York, NY 10172 Attn: Securities Operations, Telephone: 1-888-868-6856; Wells Fargo Securities, LLC, Attn: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, telephone: 1 (800) 645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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